Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

SHOE CARNIVAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Aggregate Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Rules 457(c) and (h)	1,800,000 shares	$21.885	$39,393,000.00	$0.00011020	$4,341.11
Total Offering Amounts					$39,393,000.00		$4,341.11
Total Fee Offsets							$0
Net Fee Due							$4,341.11

(1)	As described in the Explanatory Note in this Registration Statement, represents 1,800,000 additional shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”) being registered pursuant to the Shoe Carnival, Inc. Amended and Restated 2017 Equity Incentive Plan (the “Amended and Restated Plan”).
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes an indeterminate number of additional shares of Common Stock that become issuable under the Amended and Restated Plan as a result of the anti-dilution and adjustment provisions described therein by reason of a stock split, stock dividend, recapitalization or any other similar transaction affected without the receipt of consideration which results in the increase in the number of the Registrant’s outstanding shares of Common Stock.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based on the average of the high and low sales prices per share of the Registrant’s Common Stock on June 20, 2023, as reported on the Nasdaq Stock Market.